Exhibit 99.1

Letter to Oncotelic Shareholders on the Recently Completed Joint Venture Transaction with Dragon Overseas Capital Limited

AGOURA HILLS, Calif., April 7th , 2022 – Oncotelic Therapeutics, Inc. (“Oncotelic” or the “Company”) (OTCQB:OTLC), issued the following shareholder letter today.

Dear Fellow Shareholders,

We would like to thank you for being part of our mission at Oncotelic which is to develop treatments for cancer patients that have limited options. Our efforts include pursuing broad applications of our technology as well as the treatment of cancer types that are given orphan drug designation (“ODD”) meaning there are a limited number of patients that have a high unmet medical need. We have spent considerable time and effort to unify our collective assets toward the achievement of this goal. This effort included receiving a Rare Pediatric Disease (“RPD”) designation for pediatric cancer which give us access to the RPD voucher on top of the regulatory exclusivity reserved for ODD while we continue strategic planning for broader applications of our technologies. Taken together, these efforts give us the potential to produce a strong return on investment for our shareholders

Earlier this week, we announced together with our partner Dragon Overseas Capital Limited (“Dragon Overseas”), that we have formed a joint venture (the “JV”) for the discovery, development and commercialization TGF-β therapeutics against all pharmaceutical indications. The JV intends to initially focus on the further development and commercialization of OT-101, including for DIPG as well as pancreatic cancers and glioblastoma, which are devasting diseases with few treatment options. In connection with this, the Company has granted the JV global, exclusive, perpetual, royalty-free license of intellectual property rights, including and in respect of OT-101 (the “License”).

Our TGF-beta drug candidate- OT-101 has completed seven clinical trials including one phase 2 trial in COVID and two phase 2 trials in brain cancer and against pancreatic cancer. We received FDA designation for pediatric designation related to a rare form of pediatric brain cancer known as diffuse intrinsic pontine glioma (“DIPG”). There are approximately 200-300 new cases of DIPG every year in the United States. DIPG most often occurs in children ages 5-10 years old. Treatment options are limited with surgery being contraindicated. Most children do not survive more than 2 years after diagnosis. Currently, the main treatment for DIPG is radiation therapy. Although radiation temporarily improves symptoms in most patients, it is not a cure. Palliative care or quality of life services help patients and families manage pain and other symptoms, promote quality of life, and making difficult decisions including treatment choices and end of life care. At Oncotelic, we are dedicated to the treatment of DIPG and welcome our shareholders on this endeavor.

The anti-viral activity of OT-101, in an in vitro antiviral testing performed by an independent laboratory, OT-101 has an 50% effective concentration (EC50) of 7.6 µg/mL and is not toxic at the highest dose of 1000 µg/mL giving a safety index (SI) value of >130, which is considered highly active and on par or superior to Remdesivir. Unlike Remdesivir, OT-101 targets not only the virus replication but also the virus induced pneumonia and fibrosis. Our Phase 2 trial was completed for OT-101 in South America. This was a randomized, double-blind, placebo-controlled Phase 2 study intended to evaluate the safety and efficacy of OT-101 in adult patients hospitalized with positive SARS-CoV-2 and pneumonia. As reported on November 23, 2021, the top line data is positive for safety and efficacy.

This transaction allows us to unburden the Company of the high cost of drug development, which the JV will be responsible for, while the Company will participate in its upside through appreciation in the value of its shares in the JV and up to $50MM on the sale of the RPD voucher following marketing approval of OT-101 for DIPG. Dragon Overseas has agreed to invest cash and other assets with a value of approximately $27.6MM for 55% ownership of the JV; and Oncotelic has granted the License to the JV for 45% ownership in the JV.

The fuel needed to drive OT-101 development is robust financing- and the JV provides that. This combination of strong financial backing and strong asset creates a solid foundation for the coming IPO. We believe that the JV IPO will be as successful as other recent IPOs in the TGF-β space. We believe that there is a substantial upside for the Company due to this JV especially if we are able to have a successful IPO. Your attention is drawn to Litchfield’s analyst, Theodore R. O’Neill’s recent coverage on the Company. (https://www.oncotelic.com/wp-content/uploads/2022/03/OTLC-JV-update.pdf).

In the coming months the team will be transitioning into the JV to ensure continuity of operational excellence. Look for future announcements on clinical trials undertaken by the JV in collaboration with pharmaceutical houses and Key Opinion Leaders “KOLs”. Dr. Anthony Maida, our current CCO, will drive the JV’s clinical development of OT-101 in combination with checkpoint inhibitors including pembrolizumab. Multiple phase 2 clinical trials are intended to be launched with our collaborators. Dr. Maida believes that this Joint Venture provides the resources and financial support for Oncotelic allowing to execute its clinical strategy in multiple solid tumor indications coupled with a robust and thorough bioinformatics assessment leading to upstream targeting, improved clinical responses and insights into agnostic applications.

We appreciate your continued support in our development of cures for orphan and rare diseases. By combining innovative drugs and robust financing we look to transform healthcare one rare disease at a time.

Sincerely yours,

Vuong Trieu and the Oncotelic team

About Oncotelic

Oncotelic (f/k/a Mateon Therapeutics, Inc.), was formed in the State of New York in 1988 as OXiGENE, Inc., was reincorporated in the State of Delaware in 1992, and changed its name to Mateon Therapeutics, Inc. in 2016, and Oncotelic Therapeutics, Inc. in November 2020. Oncotelic is seeking to leverage its deep expertise in oncology drug development to improve treatment outcomes and survival of cancer patients with a special emphasis on rare pediatric cancers. Oncotelic has rare pediatric designation for DIPG (OT-101), melanoma (CA4P), and AML (OXi 4503). Oncotelic also acquired PointR Data Inc. in November 2019.

Additionally, Oncotelic acquired AL-101, during the 4th quarter of 2021, for the intranasal delivery of apomorphine. We intend to develop AL-101 for the treatment of Parkinson Disease (“PD”). Over 60,000 new patients are being diagnosed with PD in the United States and currently there are over 1 million patients in the US and expected to increase to over 1.2 million by 2030. In addition, approximately 10 million suffer from this disease globally. https://www.parkinson.org/Understanding-Parkinsons/Statistics. AL-101 is also being developed for Erectile Dysfunction (“ED”). ED is the most prevalent male sexual disorder globally. The percentages of men affected by ED are as follows: 14.3-70% of men aged ≥60 years, 6.7-48% of men aged ≥70 years, and 38% of men aged ≥80 years (Geerkens MJM et al. (2019). Eur Urol Focus. pii: S2405-4569(19)30079-3). However, with the increasing administration of PDE5 inhibitors in clinical practice, it was found that approximately 30-35% of ED patients are treatment failures (McMahon CN et al. (2006). BMJ, 332: 589-92). AL-101 is designed to target treatment failure ED patients who do not respond to PDE5 inhibitors. Through similar mechanism of action, AL-101 is being developed for Female Sexual Dysfunction (“FSD”). Female sexual dysfunction is a prevalent problem, afflicting approximately 40% of women and there are few treatment options. FSD is more typical as women age and is a progressive and widespread condition. (Allahdadi, KJ et al. (2009) Cardiovascular & hematological agents in medicinal chemistry, 7(4), 260–269). There is no available drug for the treatment of FSD. In June 2019, the U.S. Food and Drug Administration approved Vyleesi (bremelanotide) to treat acquired, generalized hypoactive sexual desire disorder (“HSDD”) in premenopausal women. This is the only available drug treatment. Vyleesi has essentially replaced the only other drug for HSDD – however, it has a long list of drug-drug interactions, including commonly used antidepressants, such as fluoxetine and sertraline. In addition, it has a black box warning regarding its use with alcohol, a combination that has been associated with hypotension and syncopal episodes. Therefore, there is an urgent need for effective therapy against FSD and HSDD.

For more information, please visit www.oncotelic.com

Oncotelic’s Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this communication regarding strategy, future operations, future financial position, prospects, plans and objectives of management are forward-looking statements. Words such as “may”, “expect”, “anticipate” “hope”, “vision”, “optimism”, “design”, “exciting”, “promising”, “will”, “conviction”, “estimate,” “intend,” “believe”, “quest for a cure of cancer”, “innovation-driven”, “paradigm-shift”, “high scientific merit”, “impact potential” and similar expressions are intended to identify forward-looking statements. Forward¬ looking statements contained in this press release include, but are not limited to, statements about future plans related to the operations of the JV, taking the JV into an initial public offering or the success thereof, the analysis of third party on the stock price of the Company, the progress, timing of clinical development, scope and success of future clinical trials, the reporting of clinical data for the company’s product candidates and the potential use of the company’s product candidates to treat various cancer indications as well as obtaining required regulatory approval to conduct clinical trials and upon granting of approval by the regulatory agencies, the successful marketing of the products. Each of these forward-looking statements involves risks and uncertainties, and actual results may differ materially from these forward-looking statements. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. These risks are not exhaustive, the company faces known and unknown risks, including the risk factors described in the Company’s annual report on Form 10-K filed with the SEC on April 15, 2021 and in the company’s other periodic filings. Forward-looking statements are based on expectations and assumptions as of the date of this press release. Except as required by law, the company does not assume any obligation to update forward-looking statements contained herein to reflect any change in expectations, whether as a result of new information future events, or otherwise.

Contact Information:

For Oncotelic Therapeutics, Inc.:

Amit Shah

ashah@oncotelic.com